CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information and to the incorporation by reference of our reports dated October 24, 2008 on the Direxion Funds, Direxion PSI Funds, Direxion Spectrum Funds and Direxion HCM Freedom Fund included in the Annual Shareholder Reports for the year ended August 31, 2008, which are incorporated by reference in this Registration Statement (Form N-1A) of Direxion Funds, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 85 to the Registration Statement under the Securities Act of 1933 (File No. 333-28697).

/s/ ERNST & YOUNG LLP

Milwaukee, WI
December 23, 2008